CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 99 to Registration Statement No. 33-64872 on Form N-1A of our reports dated December 20, 2017, relating to the financial statements and financial highlights of AC Alternatives® Income Fund and AC Alternatives® Long Short Fund, two of the series of American Century Capital Portfolios, Inc., appearing in the Annual Report on Form N-CSR of American Century Capital Portfolios, Inc. for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
February 26, 2018